PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(7)
(TO PROSPECTUS DATED MAY 16, 2006)	Registration No. 333-134170

$375,000,000

UNITED AUTO GROUP, INC.

     3.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2026
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement no. 4 supplements and amends the prospectus dated May 16, 2006 (as so supplemented and amended, the “prospectus”), relating to the resale from time to time by certain selling securityholders of our 3.5% Convertible Senior Subordinated Notes Due 2026 and shares of our common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing in the table below, which is based on information provided by or on behalf of the named selling security holders, supplements and amends the information in the table appearing under the heading “Selling Security Holders” in the prospectus. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $375,000,000 aggregate initial principal amount of notes outstanding. The number of shares of common stock owned prior to the offering excludes shares of common stock issuable upon conversion of the notes.

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	Convertible Notes		Common Stock

	Principal Amount of Convertible Notes Beneficially Owned and Offered Hereby	Percentage of Notes Outstanding	Number of Shares Owned	Number of Shares Offered

SCI Endowment Care Common Trust Fund — US Bank,
NA	$10,000	*	0	**

Merrill Lynch, Pierce, Fenner & Smith, Inc.	$944,000	*	0	**

*	Less than one percent of the notes outstanding.

**	The number of shares of common stock offered hereby is calculable based on the conversion rate applicable to the notes at a point in time and is presently equivalent to 42.2052 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.

Investing in the notes and the underlying shares of common stock involves significant risks. See “Risk Factors” beginning on page 2 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 8, 2007.